Exhibit 19

Weyco Group, Inc.

Insider Trading Policy

Original Issue Date: December 2005

Updated: August 2026

Purpose

Federal securities laws prohibit trading in the securities of a company on the basis of material “inside” information. These laws also prohibit giving “Material Non-Public Information” to others who may trade on the basis of that information. Anyone violating these laws is subject to personal liability and could face criminal penalties. To prevent insider trading violations, Weyco Group, Inc. (the “Company”) has established this Insider Trading Policy. Capitalized terms are defined in the section entitled “Definitions” below.

Policy

No “Insider” may engage in transactions in the Company’s “Securities” at any time when they are in possession of “Material Non-Public Information” relating to the Company. Transactions subject to this Insider Trading Policy include purchases, sales, and bona fide gifts of the Securities.

No Insider may disclose the Company’s “Material Non-Public Information” to third parties.

In addition, it is the policy of the Company that no director, officer or other employee of the Company (or any other person designated as subject to this Insider Trading Policy) who, in the course of working for the Company, learns of material nonpublic information about a company (1) with which the Company does business, such as the Company’s distributors, vendors, customers and suppliers, or (2) that is involved in a potential transaction or business relationship with Company, may engage in transactions in that company’s securities until the information becomes public or is no longer material.

No insider may assist anyone with the above activities.

No Insider may engage in transactions in the Securities during any “Blackout Period” applicable to such Insider.

The prohibitions of this Insider Trading Policy do not apply to:

●	the exercise of stock options for cash under the Company’s equity plans;
●	cashless option exercises (net share settlements), which represent the exercise and simultaneous sale back to the Company in a private transaction;
●	the vesting of restricted stock; or
●	the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock.

However, the Insider Trading Policy does apply to any open market sale of any Securities acquired pursuant to an option exercise or any open market sale of vested restricted stock.

Directors, executive officers, and vice presidents who are identified as “Covered Persons” by the Company’s Chief Financial Officer are subject to additional pre-clearance and blackout procedures set forth in the Addendum to this Policy.

Special and Prohibited Transactions:

It is the Company’s policy that any persons covered by this Insider Trading Policy may not engage in any of the following transactions, or should otherwise consider the Company’s preferences, in each case as described below:

●	Short-Term Trading. Any director, officer or other employee of the Company who purchases Securities in the open market may not sell any Securities of the same class during the six months following the purchase (or vice versa).
●	Short Sales. Short sales of Securities are prohibited.
●	Publicly-Traded Options. Transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited.
●	Hedging Transactions. Hedging transactions may permit a director, officer or employee to continue to own Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. Therefore, directors, officers and employees are prohibited from engaging in any such transactions.
●	Margin Accounts and Pledged Securities. Directors, officers and other employees are prohibited from holding Securities in a margin account or otherwise pledging Securities as collateral for a loan.
●	Standing and Limit Orders. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, officer or other employee is in possession of material nonpublic information. The Company therefore discourages placing standing or limit orders on Securities. If a person subject to this Insider Trading Policy determines that they must use a standing order or limit order, the order must be approved in advance by the Company’s Chief Financial Officer.

The matters set forth in this policy are minimum requirements, and appropriate judgment should be exercised in connection with all securities trading.

Definitions

Blackout Periods – Quarterly Blackout Periods and Event-Specific Blackout Periods, each as defined below.

Quarterly Blackout Periods - The four Quarterly Blackout Periods described below are particularly sensitive periods of time for transactions in the Securities. During these periods, Insiders will often possess (or may be deemed to possess) Material Non-Public Information about the Company’s expected financial results for the relevant fiscal period. Each Quarterly Blackout Period begins on the following dates each fiscal year:

•	March 16th
•	June 16th
•	September 16th
•	December 16th

Each Quarterly Blackout Period ends two full trading days (on the NASDAQ) after the Company has publicly announced its earnings for the preceding fiscal period.

Event-Specific Blackout Periods – In addition to the Quarterly Blackout Periods, from time to time certain Insiders may be (or may be deemed to be) in possession of Material Non-Public Information regarding the Company. While such information is pending, the Company may impose a special Event-Specific Blackout Period during which prohibitions on trading in the Securities shall apply. The Company will notify those persons who are subject to any Event-Specific Blackout Period.

Insiders – Company Insiders include (i) members of the Board of Directors, executive officers, vice presidents and others employees (in each case, of the Company and its subsidiaries) who are directly involved in the monthly financial statement close process or who frequently have access to, or who come into possession of, “Material Non-Public Information” about the Company; (ii) the Company’s consultants and other persons who receive or have access to the Company’s “Material Non-Public Information”; (iii) household and immediate family members of those listed in (i) and (ii); and (iv) entities controlled by a person covered by this Insider Trading Policy.

Covered Persons – Directors, executive officers, and vice presidents of the Company, and others who are subject to the additional pre-clearance requirements set forth in the Addendum to this Insider Trading Policy.

Material Non-Public Information – In general, Material Non-Public Information is any information, positive or negative, about the Company that, if disclosed, would be expected to affect either the market price of, or the decision of a reasonable investor to buy, sell or hold, the Securities. Examples of such information include:

•	Financial results
•	Projections of future earnings or losses
•	News of a pending or proposed merger, acquisition or divestiture
•	Gain or loss of a substantial customer or supplier
•	Changes in dividend policy

•	New product announcements of a significant nature
•	Significant pricing changes
•	Declarations of stock splits or stock dividends
•	New equity or debt offerings
•	Major changes in executive management
•	Other favorable or unfavorable business developments

Material Non-Public Information will be deemed to be public after two full trading days have passed on the NASDAQ following the date when the information is disclosed publicly by the Company.

Securities – Securities include the Company’s common stock, preferred stock, options to purchase common stock, restricted stock, and any other type of security that the Company may issue, as well as derivatives of the Securities that are not issued by the Company.

Potential Civil, Criminal and Disciplinary Actions

Violations of the federal securities laws surrounding insider trading can lead to significant fines, imprisonment and other penalties for those individuals involved. Failure to adhere to this Insider Trading Policy could result in serious consequences including termination of employment.

Equity Ownership

The Company believes that participation in a long-term incentive program encourages a perspective of ownership by providing employees with an equity stake in the Company. Equity awards are granted with the intent of aligning the interests of employees with those of the Company’s shareholders, and to encourage recipients to act on behalf of all shareholders and support the Company’s long-term performance.

While there is no prohibition on selling shares upon vesting or exercise, the Company encourages executive officers who are recipients of equity awards to consider retaining a meaningful portion of those shares over time. The Company believes that continued share ownership reinforces the long-term perspective that equity compensation is designed to foster, and that individuals in leadership roles – who have the greatest influence on the Company’s strategic direction – are best positioned to benefit from that alignment alongside the Company’s shareholders.

Inquiries

All inquiries regarding this policy should be directed to Judy Anderson, Vice President/CFO at (414) 908-1833.

Weyco Group, Inc.

Insider Trading Policy

August 2026 Update

I, _______________________, hereby certify that I have read and understand the above rules, including, if applicable, the Addendum to Insider Trading Policy, and agree to adhere strictly to them. I further certify that I understand that failure to adhere to these rules could result in serious consequences including termination of employment with the Company.

______________________________________________________

SignatureDate

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Weyco Group, Inc.

Addendum to Insider Trading Policy –

Pre-Clearance and Blackout Procedures

August 2026

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This is an Addendum to the Insider Trading Policy of Weyco Group, Inc. (the “Company”). You should carefully review the Insider Trading Policy along with this Addendum for important terms and definitions that relate to this Addendum, including the definition of Material Non-Public Information. This Addendum is in addition to and supplements the Insider Trading Policy.

This Addendum applies to directors, executive officers, and vice presidents of the Company (“Covered Persons”). The Company will notify you if you are subject to this Addendum.

Blackout Procedures

Quarterly Blackout Periods

The four Quarterly Blackout Periods defined in the Insider Trading Policy are particularly sensitive periods of time for transactions in the Securities. During these periods, Covered Persons will often possess Material Non-Public Information about the Company’s expected financial results. All Covered Persons are prohibited from trading in or engaging in any transaction involving the purchase or sale of the Securities during any Quarterly Blackout Period.

Event-Specific Blackout Periods

In addition to the Quarterly Blackout Periods, from time to time certain Insiders may be (or may be deemed to be) in possession of Material Non-Public Information regarding the Company. While such information is pending, the Company may impose a special Event-Specific Blackout Period during which prohibitions on trading shall apply. The Company will notify those persons who are subject to any Event-Specific Blackout Period.

Exception for Approved Rule 10b5-1 Plans

Rule 10b5-1 under the Securities Exchange Act of 1934 provides an affirmative defense from insider trading liability for trading plans (“10b5-1 plans”) that meet certain requirements. In general, a 10b5-1 plan must be entered into outside of a Blackout Period and at a time when the Covered Person does not possess Material Non-Public Information about the Company.

All 10b5-1 plans relating to Covered Persons must be in writing and approved in advance by the Company’s Chief Financial Officer. If a Covered Person enters into a 10b5-1 plan that is in writing and approved in advance by the Company’s Chief Financial Officer, the Covered Person may trade in the Securities pursuant to such plan during a Blackout Period and while otherwise in possession of Material Non-Public Information.

Pre-Clearance of Trades

All Covered Persons must refrain from trading in the Securities or engaging in any transaction related to the Securities, even outside of a Blackout Period, without first complying with the Company’s pre-clearance process. Each Covered Person must contact the Company’s Chief Financial Officer prior to commencing any trade in or transaction related to the Securities, including any permitted trade pursuant to a Rule 10b5-1 plan. The pre-clearance of any proposed trade in the Securities shall be in the sole discretion of the Chief Financial Officer.

This Addendum to the Insider Trading Policy is dated August 2026.

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